EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 24th day of August, 2007 (the “Effective Date”), by and between DigitalFX International, Inc. a Florida corporation, with its principal place of business located at 3035 East Patrick Lane, Suite 9, Las Vegas, NV 89120 (the “Company”), and Mickey Elfenbein an individual residing at 7038 Balsam Lane N, Maple Grove, MN 55369 (the “Employee”).

WHEREAS, Company has made an offer of employment to the Employee, and the Employee has accepted such offer of employment on the terms and conditions set forth herein; and

WHEREAS, the parties desire to fix their respective rights and responsibilities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration receipt of which is specifically acknowledged, the parties hereto hereby agree as follows:

Section 1. EMPLOYMENT

The Company hereby employs the Employee, and the Employee hereby accepts employment, as Chief Operating Officer of the Company. Employee shall commence service as the Chief Operating Officer of the Company on September 17, 2007.

Section 2. THE EMPLOYEE’S DUTIES

The Employee’s duties shall include, without limitation, those customarily associated with the position of Chief Operating Officer. In performance of his duties, Employee shall report to the Chief Executive Officer. Such duties shall include but not be limited to include all responsibility and authority of the Company parent and subsidiary operations, marketing, personnel, business development, financial affairs, supervision of the business affairs of companies in which the Company has invested, and preparation of budgets to be approved by the Chief Executive Officer and the Board of Directors and the performance against those budgets.

Section 3. COMPENSATION AND BENEFITS

In consideration for all services rendered by the Employee to the Company, Company hereby agrees to pay compensation to the Employee as follows:

a. During the term of this Agreement, the Company shall pay to the Employee, in accordance with the normal payroll practices of the Company, but no less frequently than twice each month, a base pay (“Base Salary”) of no less than Two Hundred Thousand Dollars ($200,000) per annum for a period commencing on the Effective Date and continuing until six months following the Effective Date (the “First Increase Date”); and no less than Two Hundred Fifty Thousand Dollars $250,000 per annum for the remainder of the Term of this Agreement. Increases of the Base Salary shall be reviewed annually and, if granted, shall be effective on the anniversary of the First Increase Date. In any event Employee shall be entitled to increases equal to double the CPI for the prior year. The Company shall make deductions and withholding from the amount payable to Employee as may be required by federal, state or local law.

b. During the term of this Agreement, the Employee shall receive three (3) weeks (fifteen (15) business days) of paid vacation each year or such greater vacation, and such sick leave, life insurance, major medical and hospitalization insurance and such other benefits, if any, as may, from time to time, be provided by the Company to its Senior employees, in accordance with the Company’s plans, programs and policies. Executive shall take proper account of the Company’s needs when taking vacation. Upon expiration or termination of this Agreement, for any reason, the Company shall pay to the Employee in a lump sum the cash value of all accrued but unused vacation at the Employee’s then existing rate of Base Salary.

c. In addition to the foregoing, contemporaneously with this Agreement, Employee will be granted an option to purchase 300,000 shares of the Company’s common stock, exercisable at a price of $3.80 per share in the form of the Stock Option Agreement attached as Exhibit A. Such option shall commence vesting on September 17, 2007 (the “Vesting Commencement Date”) and shall vest 33.4% upon the first anniversary of the Vesting Commencement Date, and 33.3% on each of the second and third anniversary of the Vesting Commencement Date. In the event of a Change in Control of the Company (as defined in the DigitalFX International, Inc. 2006 Stock Incentive Plan as in effect on the Effective Date of this Agreement (the “Plan”) any issued and unvested options shall immediately vest, notwithstanding anything to the contrary contained in Exhibit A or the Plan. In the event the Employee’s employment hereunder is terminated for any reason other than for Cause or upon the expiration of the Term of this Agreement, the Employee’s option shall vest with respect to an additional 50,000 shares of the Company’s common stock.

d. Employee’s participation in the Company’s bonus pool with respect to each fiscal year shall be determined at the discretion of the Company’s Board of Directors. Employee shall present his recommendations with respect to the amount of the bonus pool to the Chief Executive Officer and the Board of Directors.

e. Company’s insurance coverage shall include insurance as may be reasonably expected to be included but not be limited to:
1.    Directors and Officers coverage as currently in effect.
2.    Cyber Insurance as currently in effect, if any.
3.    Employment Practices Liability Insurance, as currently in effect, if any.
In the event any of the above coverages are not in effect, Employee shall have the authority to procure them.

Section 4.  EXPENSES

The Company shall reimburse the Employee for reasonable and necessary expenses incurred in the ordinary course of conducting Company’s business, upon submission of appropriate vouchers and receipts and approval thereof in accordance with Company policy. In addition, Company shall pay you a non-accountable amount to cover additional expenses, equal to $750.00 per month.

Section 5. DURATION AND TERMINATION

a. Unless terminated earlier pursuant to Section 5(b) hereof, the Employee’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue for a period of three years (the “Initial Term”). Employee’s employment under this Agreement shall thereafter automatically renew for successive one-year periods (a “Renewal Period”), unless either party shall give notice in writing to the other, no later than one hundred twenty days (120) days prior to the end of the Initial Term or the then current Renewal Period, if any, that such notifying party wishes to allow the Term of this Agreement to expire upon the end of the Initial Term or the then current Renewal Period, as applicable. The Initial Term plus any Renewal Periods shall be referred to herein, collectively, as the “Term”.

b. Notwithstanding the provisions of Section 5(a) above, the Employee’s employment hereunder shall terminate on the earliest of the following dates:

(1) The date of death of the Employee;

(2) The date on which the Company shall have given the Employee written notice of the termination of his employment by reason of his physical or mental incapacity or disability on a permanent basis. For purposes of the Agreement the Employee shall be deemed to be physically or mentally incapacitated or disabled on a permanent basis if he is unable to materially and/or substantially perform his duties, with or without reasonable accommodations, hereunder for a period exceeding six (6) consecutive months or for a period of nine (9) months in any twelve (12) consecutive month period;

(3) Immediately upon the date the Company gives the Employee written notice of the termination of his employment for “Cause”. For purposes of the Agreement, “Cause” shall mean (i) the conviction of the Employee of a felony involving a sentence of incarceration for a period of time exceeding 30 days; (ii) the conviction of an act by the Employee constituting fraud, embezzlement or other material financial dishonesty against the Company which constitutes a felony under the laws of the United States or the State of Nevada; (iii) willful failure by Employee to comply with a reasonable written direction, instruction or requirement of the Board of Directors or the CEO of the Company which failure, refusal or neglect, if curable, is not fully and completely cured to the reasonable satisfaction of the Company upon thirty (30) days’ prior written notice to Employee; or (iv) breach of the confidentiality and non-competition agreement attached hereto as Exhibit B.

(4) Thirty (30) days after the date on which the Company shall have given the Employee written notice of the termination of his employment, other than upon the expiration of this Agreement.

(5) Thirty (30) days after the date on which the Employee shall have given the Company written notice of the termination of his employment.

Notwithstanding the foregoing, in the event the Employee does not commence providing services as the Chief Operating Officer of the Company on September 17, 2007, this Agreement and the option granted concurrently shall be null, void and of no further force and effect.

Section 6. PAYMENTS AND OTHER RIGHTS UPON TERMINATION

a. Death or Disability. If the Employee’s employment is terminated due to death or disability pursuant to Sections 5(b)(1) or (2) hereof, the Employee (or in the event of death, his estate or beneficiaries) shall be entitled to the Base Salary earned through the date of the Employee’s death, or the date of the Employee’s termination for disability pursuant to Section 5(b)(2) hereof, as the case may be; and accrued vacation and other employment benefits through the date of termination of employment.

b. Termination of Employment for Cause or by Employee (other than a Constructive Termination). If the Company terminates the Employee’s employment for Cause pursuant Section 5(b)(3) or if the Employee terminates his employment for any reason other than Constructive Termination (as defined in Section 6(d) below), the Employee shall be entitled only to the Base Salary through the date of the Employee’s termination for “Cause” pursuant to Section 5(b)(3) hereof and accrued vacation and other employment benefits through the date of termination of his employment and any other benefits legally required to be paid to the Employee.

c. Termination of Employment by the Company for Reasons Other Than Death, Disability or Cause. If, during the term of this Agreement, the Company terminates the Employee’s employment pursuant to Section 5(b)(4) or if there occurs a Constructive Termination of Employee (as defined in Section 6(d) below), Employee shall be entitled to receive, and Company shall pay with the notice of termination, the Base Salary earned through the date of the Employee’s termination and accrued vacation and other employment benefits through the date of termination of employment. In addition, the Company shall pay to the Employee an amount equal to Employee’s then current base salary for a period equal to twelve (12) months (the “Severance Pay Period”), payable in accordance with the Company’s customary payroll practices. In addition, Company shall continue for the Employee’s benefit, for the Severance Pay Period at the Company’s expense, all major medical, hospitalization and health benefits, covering the Employee and Employee’s family immediately prior to his employment termination, or if earlier, until the date that the Employee commences other employment pursuant to which the Employee receives comparable major medical, hospitalization and health benefits.

d. In the event that Employee terminates his employment hereunder as a result of the Company: (i) relocating and requiring Employee to work at another location twenty (20) miles or more from the current location of the Company, or (ii) the Company shall have reduced Employee’s Base Salary in effect at that time, (iii) the Company shall have materially reduced Employee’s responsibilities, the Company shall be deemed to have constructively terminated Employee’s employment (“Constructive Termination”). Employee shall provide the Company written notice of such action, and shall only be entitled terminate his employment for Constructive Termination if the Company fails to cure such action within 30 days of such notice.

e. In the event that the Employee’s employment hereunder terminates upon the expiration of this Agreement at the end of the Initial Term or any Renewal Term (the “Expiration”), the Employee shall be entitled only to the Base Salary and bonus, if any, through the date of the Expiration hereof, and accrued vacation and other employment benefits through the date of termination of his employment and any other benefits legally required to be paid to the Employee.

f.  Notwithstanding anything to the contrary contained in this Agreement, the Stock Option Agreement, or the Company’s 2006 Stock Incentive Plan, as amended from time to time, the Employee or Employee’s Estate shall have a minimum of six (6) months from the date that Employee’s employment is terminated (for any reason by either party, other than termination for Cause by the Company, in which event the options may terminate earlier) to exercise any vested but unexercised stock options.

Section 7. RELOCATION

It is understood that Employee will relocate from his current residence to Las Vegas, NV. In connection with such relocation Company shall pay to Employee an amount of up to $55,000 (the “Moving Allowance”), to be applied to costs (“Moving Expenses”) related to such move including without limitation the following:
a.    All costs relating to the sale of Employee’s current residence such as closing costs, and realtors fees.
b.    All closing costs relating to the Purchase by Employee of a residence in Las Vegas.
c.    The costs relating to packing, transporting, unpacking, and temporary storage of Employees household if required.
d.    Temporary family lodging if required.
e.    Up to three trips to Las Vegas for Employee’s spouse and daughter for the purpose of locating a residence.
f.    The cost associated with transporting Employee’s family from Minnesota to Las Vegas.
g.    Temporary living accommodations for Employee in Las Vegas as may be required.
h.    A reasonable number of airline trips for Employee between Las Vegas and Minnesota until Employee’s family relocates to Las Vegas.
The first $27,500 of the Moving Allowance shall be paid to Employee upon the Effective Date; and an amount up to the balance of the Moving Allowance shall be paid to Employee upon earlier of (i) submission of documentation with respect to a scheduled closing of the purchase of a house in the Las Vegas metropolitan area, which purchase would require funding of the down payment by Employee from the Moving Allowance, or (ii) submission of appropriate vouchers and receipts for other Moving Expenses and approval thereof by Company. Employee agrees that, in the event that Employee terminates his employment hereunder other than as a result of Constructive Termination, Death or Disability, then Employee shall reimburse Company for any amount paid to Employee as part of the Moving Allowance; provided that this reimbursement obligation shall be prorated over the first two years of the Initial Term, down to $0 on the second anniversary of the Effective Date.

Section 8. INDEMNIFICATION

Company and its affiliates, parent, subsidiaries, successors, and assigns, shall indemnify and hold Employee harmless from and against all claims, lawsuits, damages, attorney’s fees, court costs, expenses, awards, and losses (collectively, “Damages”) arising out of or in connection with Employee’s performance of his duties under this Agreement, to the fullest extent permissible under Nevada law. This Section shall survive the termination or expiration of this Agreement for any reason.

Section 9. GOVERNING LAW, DISPUTE RESOLUTION

THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. Any controversy or dispute between any of the parties to the Agreement arising out of any of the terms, provisions, or conditions of the Agreement shall be submitted to arbitration in CLARK COUNTY, Nevada, or another location agreed to by the parties. The arbitration shall be heard before a retired Judge of the Clark County Superior Court, or from other judicial jurisdiction agreed to by the parties. The arbitration shall be held before a single arbitrator and shall be binding with no right of appeal. In the event that either party initiates arbitration pursuant to the section, each party shall pay one-half of the fees and costs of the arbitration. The prevailing party shall have the right, at the discretion of the arbitrator, to recover its share of the arbitration fees and costs. The arbitration shall be conducted pursuant to the Judicial Arbitration Rules of Court. The parties shall agree to the appointment of the arbitrator within ten business days after the request for arbitration is received. If the parties are unable to agree, either party may seek the appointment of an arbitrator from the Clark County Superior Court. The parties shall be entitled to reasonable discovery, including the production of documents and other items, provided, that the arbitrator may limit discovery in connection with a dispute as appropriate to achieve the prompt and efficient disposition of the dispute while giving full regard to the legitimate needs of the parties for discovery; provided, however, that in no event shall such discovery process exceed a period of 60 days, unless the arbitrator extends such period for good cause. The decision of the arbitrator may be entered for judgment in any appropriate court in Clark County, Nevada.

Section 10. ENTIRE AGREEMENT

The Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. The Agreement sets forth the entire agreement between the parties hereto. It may not be changed, altered, modified or amended except in a writing signed by both parties.

Section 11. NON-WAIVER

The failure or refusal of either party to insist upon the strict performance of any provision of the Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right.

Section 12. ASSIGNMENT/NON-ASSIGNMENT

Any transfer or assignment of the Agreement and/or rights hereunder by Company shall be subject to Employee’s prior written consent; provided that the Company shall be permitted to assign this Agreement without Employee’s consent to any corporation that is the surviving corporation in a merger with Company, or any purchaser of all or substantially all of the assets or equity of the Company, . The Employee shall have no right to assign any of the rights, nor to delegate any of the duties, created by the Agreement, and any assignment or attempted assignment of the Employee’s rights, and any delegation or attempted delegation of the Employee’s duties, shall be null and void. In all other respects, the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, officers and directors.
Section 13. SEVERABILITY

If any paragraph, term or provision of the Agreement shall be held or determined to be unenforceable, the balance of the Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

Section 14. NOTICE

All notices hereunder shall be in writing. Notices may be delivered personally, or by certified mail return receipt requested, postage prepaid, to the addresses set forth on the first page hereof. Either party may designate a new address for purposes of the Agreement by notice to the other party in accordance with the paragraph.

IN WITNESS WHEREOF, the parties have set their signatures hereto as of the date first written above.

DIGITALFX INTERNATIONAL, INC.	MICKEY ELFENBEIN

By: /s/ Craig Ellins	/s/ Mickey Elfenbein
Craig Ellins, Chief Executive Officer